UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]	Definitive Information Statement

GREEN EQUITY HOLDINGS, INC.
(Name of Registrant As Specified In Its Charter)

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GREEN EQUITY HOLDINGS, INC.
1015 W. Newport Center Drive, Suite 105
Deerfield Beach, FL 33442
Telephone (954) 573-1709 – Facsimile (954) 416-2883

NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To our stockholders:

     NOTICE IS HEREBY GIVEN that the board of directors of Green Equity Holdings, Inc., a Nevada corporation (which we refer to in this Notice as the “Company,” “we,” “us” or “our”), has approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), have executed a Written Consent and Action of Stockholders in Lieu of a Meeting approving an amendment to our Certificate of Incorporation (the “Amendment”) to conduct a reverse stock split of the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Two Hundred to One (200:1) (the “Split”) to be effective on or around April 16, 2012 or when regulatory approval is obtained if before then and changing the name of the Company to “Holdings Energy, Inc.” (the “Name Change”) .. The Split will not change the total number of common shares authorized nor will it change the par value of the common shares.

     The accompanying information statement (the “Information Statement”) is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. Under the Nevada Revised Statutes and our by-laws, stockholder action may be taken by written consent without a meeting of stockholders. The affirmative vote of at least a majority of the outstanding shares of Common Stock is necessary to approve the Split and name change. Pursuant to Rule 14c-2(b) promulgated under the Exchange Act, the Amendment will not be affected until at least 20 calendar days following the mailing of the accompanying Information Statement to our stockholders.

     Your consent to the Amendment is not required and is not being solicited. The accompanying Information Statement will serve as notice pursuant to the Exchange Act and Section 78.390 of the Nevada Revised Statues of the approval of the Amendment by less than the unanimous written consent of our stockholders.

By Order of the Board,

/s/: Raimundo Dias
Deerfield Beach, Florida	Raimundo Dias,
April 3, 2012	Sole Director, President, Chief Executive Officer

GREEN EQUITY HOLDINGS, INC.
1015 W. Newport Center Drive, Suite 105
Deerfield Beach, FL 33442
Telephone (954) 573-1709 – Facsimile (954) 416-2883

INFORMATION STATEMENT
Pursuant to Section 14(c) of the Securities Exchange Act of 1934

THIS INFORMATION STATEMENT IS BEING SENT TO YOU FOR INFORMATION
PURPOSES ONLY AND NO VOTE OR OTHER ACTION OF THE COMPANY’S
STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION
STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS INFORMATION STATEMENT IS BEING MAILED
TO STOCKHOLDERS OF RECORD ON APRIL 2, 2012.

Green Equity Holdings, Inc., a Nevada corporation (which we refer to in this Information Statement as the “Company,” “we,” “us” or “our”), is sending you this Information Statement for the purpose of informing you, as one of our stockholders, in the manner required under Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C promulgated thereunder, that our board of directors (the “Board”) has previously approved, and the holders of a majority of the outstanding shares of our common stock, par value $0.001 per share (the “Common Stock”), as permitted by our by-laws and Section 78.320 of Nevada Revised Statutes, have previously executed a Written Consent and Action of Stockholders in Lieu of a Meeting approving an amendment (the “Amendment”) to our Certificate of Incorporation to reverse split the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Two Hundred to One (200:1) to be effective on or around April 16, 2012 or when regulatory approval is obtained and to change the name of the Company to “Holdings Energy, Inc.”

The Company will submit an OTC Voluntary Symbol Request Change to the Financial Industry Regulatory Authority (“FINRA”) to obtain a new symbol more closely associated with the new name of the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Under Section 78.320 of the Nevada Revised Statutes, the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon is required to approve the Amendment. We are not soliciting consents to approve the Certificate of Amendment. Nevada law permits the Company to take any action which may be taken at an annual or special meeting of its stockholders by written consent, if the holders of a majority of the shares of its Common Stock sign and deliver a written consent to the action to the Company.

As of April 2, 2012, the record date for the written consent (the “Record Date”), 106,722,210 shares of Common Stock were issued and outstanding. Each share of Common Stock entitles the holder thereof to one vote on the Amendment. As of the Record Date, shareholders holding more than 51% of the voting power of the Common Stock of the Company (“Consenting Shareholder”) consented in writing to the amend the Company’s Articles of Incorporation to effect the Name Change and the Split as further described in this Information Statement. This consent is sufficient to approve the Amendment under Nevada law. The Nevada Revised Statutes do not provide for dissenter’s rights with respect to the Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 2, 2012, with respect to the beneficial ownership of the 106,722,210 outstanding shares of the Company’s Common Stock by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares; (ii) the Company’s officers and directors; and (iii) the Company's officers and directors as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within Sixty (60) days.

		Percentage of
Identity of Shareholder	Number of Shares	Beneficial Ownership(1)

Fusion Capital Investments Corp Raimundo Dias, Sole Director, President and CEO 1015 W. Newport Center Drive, Suite 105 Deerfield Beach, FL 33442	55,000,000 Common shares	51.5%

All Officers and Directors as a Group (1 Person)	55,000,000 Common shares	51.5%

(1)

Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

Entity and Organization

Green Equity Holdings, Inc. formerly, CX2 Technologies, Inc. (“the Company" or "CX2") was incorporated on May 21, 2002 as Brook-view Institute, Inc., under the laws of the State of Nevada. On November 16, 2005, the Company changed its name to CX2 Technologies, Inc. On May 10, 2006, the Company commenced its business operations in the State of Florida. Effective July 1, 2010, there was a change of control of the Company business objective was refocused on the energy industry. Effective August 16, 2010, the Company changed its name to Green Equity Holdings, Inc.

Effective March 29, 2011, the Company previously entered into the sale and assignment of liabilities for certain assets known as the CX2 Technologies, Inc. segment. The assets and liabilities disposed of consist of approximately $49,738 of assets and $845,613 of liabilities in consideration of 1,500,000 shares of common stock issued by the Company having a value of approximately $15,000. The company realized approximately $399,288 income from the sale of its discontinued operation. This transaction was rescinded on October 21, 2011. Accordingly, all transactions were reversed and the shares returned and cancelled.

Effective March 30, 2011, the Company entered into a formal letter of intent with Remington Energy of Houston, Texas for the purchase of two oil and gas properties valued in excess of $2,000,000 located in Nueces County, Texas. The terms of the agreement provide for the purchase of two oil and gas leases:

(1) Oil, Gas and Mineral Lease consisting of 250 acres known as the Wilson Lease since January of 1934 proclaimed to S.F. Hurlbut as recorded in Volume 15, Page 608 of the Oil and Gas Lease Records of Nueces County, Texas; and

(2) Oil, Gas and Mineral Lease consisting of 5 acres along the Nueces River that is part of a Gas Pooling Unit since September 1966. The tract is part of 80 acres dated December 1950 conveyed from the State of Texas to F. William Carr as recorded in Volume 116, Page 100 of the Oil and Gas Lease Records of Nueces County, Texas.

The terms include all producing and non-producing and shut-in oil and gas wells located on the leases, together with mineral leaseholds and interests in contracts, pipelines, right-of-ways or easements created by such leases, and all material, fixtures such as personal property and equipment associated with such Wells. The Wilson Lease has one well, which produces approximately 3,000 mcf of natural gas per month.

The Company agreed to acquire the Wilson Lease for a price of $2,000,000 and assumption of various debts associated with the Lease as consideration for the purchase, the Company will issue a combination of capital stock, promissory notes and cash. The price will be adjusted if both parties agree subject to revisions based on a satisfactory reserve report.

On April 30, 2011 with the failure of Remington Energy of Houston, Texas to provide suitable due diligence regarding the acquisition of the above leases, the transaction was terminated by the Company.

On March 24, 2012 Green Equity Holdings, Inc., a Nevada corporation (the “Company”), entered into a Letter of Intent (the “Letter of Intent”) to acquire Holdings Energy, Inc., a Florida corporation (“Holdings Energy”). Holdings Energy is a full service lighting solution company providing lighting assessments, design engineering and retrofit lighting solutions to commercial buildings, municipalities, hotel, parking garages, hospitals and warehouses.

Under the transactions contemplated by the Letter of Intent, the Company would effect a 200:1 reverse split of its current shares of outstanding common stock (the “Split”). After the effectiveness of the reverse split, the Company will issue restricted shares of its Common Stock on a one for one basis and a new board of directors will be chosen prior to the closing of the acquisition (the “Shares”).

In exchange for the issuance of the Shares, the Holdings Energy Stockholders would transfer to the Company, or a newly formed wholly owned subsidiary of the Company, by way of merger, exchange or other structure to be mutually agreed by the parties, 100% of the outstanding capital stock of Holdings Energy. As a result, Holdings Energy would become a wholly owned subsidiary of the Company following the acquisition. The Company will change its name to “Holdings Energy, Inc.”

At the close of the acquisition, it is contemplated that the Board would consist of five directors, that three of such directors would be designated by the Holdings Energy Stockholders, and that one of the Holdings Energy designees would be required to be independent of Holdings Energy.

The completion of the acquisition would be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of a definitive acquisition agreement and the approval by the Company’s board of directors, Holding Energy’s board of directors and the Holdings Energy Stockholders and the effectiveness of the Amendment.

Approval of the Amendment

As of the Record Date, our Board recommended, and the holders of a majority of our outstanding Common Stock (such majority shareholder set forth above) approved the Amendment to our Certificate of Incorporation, which will reverse split the outstanding common shares of the Company, par value $0.001 per share, by a ratio of Two Hundred to One (200:1) (the “Split”) to be effective on or around April 16, 2012 or when regulatory approval is obtained and change the name of the Company to “Holdings Energy, Inc.” (the “Name Change”). The Split will not change the total number of shares of Common Stock authorized nor will it change the par value of the Common Stock. The Name Change and the Split are affected by the Amendment, in a form similar to the amendment annexed to this Information Statement as Appendix A, with the Secretary of State of the State of Nevada. Fractional shares will be rounded up at the beneficial owner level. Accordingly, each common shareholders’ shares shall be divided by 200 then rounded up to the nearest whole number; with shareholders owning less than Two Hundred (200) common shares as of the record date each receiving One (1) share.

Current Capitalization

Currently, we are authorized to issue up to 200,000,000 shares of Common Stock, of which 106,722,210 shares were issued and outstanding as of the Record Date, and we have 5,000,000 shares of Preferred Stock authorized.

Reasons for Reverse Stock Split

On March 24, 2012 Green Equity Holdings, Inc., a Nevada corporation (the “Company”), entered into a Letter of Intent (the “Letter of Intent”) to acquire Holdings Energy, Inc., a Florida corporation (“Holdings Energy”). Holdings Energy is a full service lighting solution company providing lighting assessments, design engineering and retrofit lighting solutions to commercial buildings, municipalities, hotel, parking garages, hospitals and warehouses.

Under the transactions contemplated by the Letter of Intent, the Company would effect a 200:1 reverse split of its current shares of outstanding common stock (the “Split”). After the effectiveness of the reverse split, the Company will issue restricted shares of its common stock (the “Shares”) on a one for one basis and a new board of directors will be chosen prior to the closing of the acquisition.

In exchange for the Shares, the Holdings Energy Stockholders would transfer to the Company, or a newly formed wholly owned subsidiary of the Company, by way of merger, exchange or other structure to be mutually agreed by the parties, 100% of the outstanding capital stock of Holdings Energy. As a result, Holdings Energy would become a wholly owned subsidiary of the Company following the acquisition.

At the close of the acquisition, it is contemplated that the Board would consist of five directors, that three of such directors would be designated by the Holdings Energy Stockholders, and that one of the Holdings Energy designees would be required to be independent of Holdings Energy.

The completion of the acquisition would be subject to certain conditions to closing, including, but not limited to, the negotiation and execution of a definitive acquisition agreement and the approval by the Company’s board of directors, Holding Energy’s board of directors and the Holdings Energy Stockholders and the effectiveness of the Amendment. This Letter of Intent was disclosed in a Form 8-K filed with the SEC on March 27, 2012 (file number 000-52396) and incorporated herein by reference.

The Board believes it is in the Company’s best interest to conduct the Split for the acquisition of Holdings Energy and for general corporate purposes, including acquisitions, equity financings and grants of stock and stock options. The Split will increase the authorized shares available for issuance, which has been determined by the Board to provide for a sufficient amount of Common Stock to support its expansion and future financing activities, if any.

To the extent that additional authorized shares are issued in the future, such issuance may decrease our existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders. The holders of our Common Stock have no preemptive rights. We currently have no plans, commitments or arrangements to issue the additional available authorized shares other than shares underlying existing obligations under the Letter of Intent, forthcoming Acquisition Agreement or pursuant to the terms of equity compensation arrangements or debt settlements.

The Split and the issuance of authorized shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders. Shares of authorized and unissued Common Stock and Preferred Stock could (within the limits imposed by applicable law and stock exchange policies) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely. For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our Common Stock or the stock ownership and voting rights of a person seeking to obtain control of the Company. The relative rights and limitations of the shares of Common Stock will remain unchanged under the Amendment. The Company has no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. Other than the transactions effectuated pursuant to the acquisition described in the Letter of Intent, the Board is not aware of any other plan or arrangement to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

When the Board deems it to be in the best interest of the Company and stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board will not seek further authorization by vote of the stockholders, unless such authorization is otherwise required by law or regulation or the rules of any stock exchange on which the shares of Common Stock may then be listed. The Manager owns a majority of our shares of common stock outstanding and will provide any required shareholder approval on any such action relating to the acquisition of Holdings Energy, Inc.

Reason for the Name Change and Symbol Change Request

Green Equity Holdings, Inc., will change its name to “Holdings Energy, Inc.” and submit an OTC Voluntary Symbol Request Change to the Financial Industry Regulatory Authority (“FINRA”) to obtain a new symbol more closely associated with the new name of the Company. The Company is changing its name in preparation of the acquisition of Holdings Energy, Inc., a Florida corporation and requesting a symbol change that more closely identifies the new name of Company.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all related materials. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such person and that we will reimburse them for their reasonable expenses incurred in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing us at: 1015 W. Newport Center Drive, Suite 105, Deerfield Beach, FL 33442, Attn: Corporate Secretary.

MISCELLANEOUS

     Only one Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address. We undertake to deliver promptly upon request a separate copy of this Information Statement to any stockholder at a shared address to which a single copy of this Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future. In the event a stockholder desires to provide us with such a request, it may be given orally by telephoning our offices at (954) 573-1709 or by mail to our address at 1015 W. Newport Center Drive, Suite 105, Deerfield Beach, FL 33442, Attn: Corporate Secretary. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to the Corporate Secretary at the address and telephone number stated above.

     We file annual, quarterly and current reports, proxy statements and registration statements with the SEC. This Information Statement should be read in conjunction with certain reports we previously filed with the SEC. These filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC without charge at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

By Order of the Board,

/s/: Raimundo Dias
Deerfield Beach, Florida	Raimundo Dias,
April 3, 2012	Chairman of the Board

Appendix A
Amendment to Certificate of Incorporation

CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION of
GREEN EQUITY HOLDINGS, INC.
Pursuant to Sections 78.2055, 78.315 and 78.320 of the Nevada Revised Statutes

CERTIFICATE of AMENDMENT of
ARTICLES of INCORPORATION of
GREEN EQUITY HOLDINGS, INC.

Pursuant to § 78.2055 of the General Corporation Law of the State of Nevada

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Nevada, do hereby certify and set forth as follows:

FIRST:     That at a meeting of the Board of Directors of Green Equity Holdings, Inc. (the “Corporation”), the following resolutions were duly adopted setting forth a proposed amendment of the Articles of Incorporation of said corporation, declaring said amendment to be advisable:

     RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that the Articles of Incorporation be amended as follows:

The name of the Company shall be “Holdings Energy, Inc.”

The total number of shares which the Company shall have the authority to issue is 205,000,000, of which 200,000,000 shares are designated as Common Stock, with a par value of $0.001 per share and 5,000,000 shares are designated as Preferred Stock. A Resolution was executed on April 2, 2012 for a 200:1 reverse stock split of issued and outstanding shares of common stock with a proposed, approximate effective date of April 16, 2012. The total authorized shares of common stock were not affected.

SECOND:     That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 78.320 of the General Corporation Law of the State of Nevada.

THIRD:     That the aforesaid amendment was duly adopted with the applicable provisions of Sections 78.2055, 78.315 and 78.320 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Raimundo Dias, this 2nd Day of April 2012.

/s/ Raimundo Dias
Raimundo Dias
Authorized Officer